Exhibit 10.12

Confidential

[Date]

[Name]

[Address]

[Email]

Dear [Name],

On behalf of Marqeta, Inc. (the “Company”), I am pleased to inform you that the Company’s Board of Directors (the “Board”) is interested in having you serve as a member of our Board. If all necessary Board action is taken, the Company is prepared to offer you the compensation described below in exchange for your performance of certain duties as a director. If elected as a member of the Board, you will be compensated as follows:

You will receive an initial grant of [                    ] stock options to purchase shares of the Company’s Common Stock under the Company’s 2011 Equity Incentive Plan, as amended from time to time (the “Plan”), a copy of which will be furnished to you. The stock options shall vest annually over four years, subject to your continued service on the Board. Such vesting shall commence as of your election to the Board. The vesting of the stock options shall accelerate fully upon a change of control of the Company pursuant to and in accordance with the terms of the Plan.

For so long as you are a member of the Board, the Company will reimburse you for your reasonable out-of-pocket expenses, including reasonable travel expenses, incurred in attending Company Board meetings and Committee meetings and in carrying out your duties as a director or Committee member.

You understand that, if elected, you will serve on the Board at the pleasure of the stockholders of the Company. You know of no reason why you would be precluded from serving as a member of the Board or any of its committees, either because of existing competition restrictions or fiduciary duty obligations or otherwise.

On behalf of the Company, we are excited about the possibility of having you join us at this critical juncture in our growth and development.

Sincerely,

Jason Gardner
Founder/Chief Executive Officer 180 Grand Avenue, Suite 600, Oakland, California 94612

Acknowledged and agreed to on

[Name]